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                                                                    Exhibit 99.2

[STEM CELLS INC LOGO]

StemCells, Inc. (Ticker: STEM, Exchange: NASDAQ)
News Release--December 10, 2003

                 STEMCELLS RAISES $9.5 MILLION IN NEW FINANCING

Palo Alto, Calif., December 10, 2003 -- StemCells, Inc. (NASDAQ: STEM) announced today that it has completed a $9.5 million financing transaction with an institutional investor through the sale of 5 million shares of common stock at a price of $1.90 per share.

StemCells intends to use the proceeds of the sale of the common stock primarily for general corporate purposes including current and future preclinical trials of its lead product candidate, a proprietary human neural central nervous system stem cell (hCNS-SC) for the treatment of diseases of, or injuries to, the brain and spinal cord. The Company has previously announced that it intends to file its first IND with the FDA to begin clinical trials in Batten Disease, a rare but fatal neurodegenerative disorder.

About StemCells, Inc.

StemCells, Inc., is a biotechnology company focused on the discovery, development and commercialization of stem cell-based therapies to treat diseases of the nervous system, liver, and pancreas. The Company's stem cell programs seek to repair or repopulate neural or other tissue that has been damaged or lost as a result of disease or injury. Further information about the Company is available on its web site www.stemcellsinc.com.

Apart from statements of historical facts, the text of this press release constitutes forward-looking statements regarding, among other things, the future business operations of StemCells, Inc. ("the Company"). The forward-looking statements speak only as of the date of this news release. StemCells does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management's current views and are based on certain assumptions that may or may not ultimately prove valid. The Company's actual results may vary materially from those contemplated in the forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties regarding the Company's ability to obtain the capital resources needed to continue its current research and development operations and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; the uncertainty whether results comparable to the Company's preclinical work will be obtainable in humans; the fact that the Company's stem cell technology is at the pre-clinical stage and has not yet led to the development of any proposed product; the uncertainty whether the Company will achieve revenues from product sales or become profitable; uncertainties regarding the Company's obligations in regard to its former encapsulated cell therapy facilities in Rhode Island; and other factors that are described in Exhibit 99 to the Company's Annual Report on Form 10-K entitled "Cautionary Factors Relevant to Forward-Looking Statements."

Corporate Contact:                           Media / Investor Relations Contact:
StemCells, Inc.                              The Investor Relations Group
Martin McGlynn, President & CEO              Janet Vasquez / Jane Lin
650-475-3100, ext 108                        212-825-3210

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